UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey	07095
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Renewal of Employment Agreements

On January 28, 2015, Northfield Bank, the wholly owned subsidiary of Northfield Bancorp, Inc., (the “Company”) approved amended and restated employment agreements with President and Chief Operating Officer, Steven M. Klein, Executive Vice President, Kenneth J. Doherty, and Senior Vice President and Chief Financial Officer, William R. Jacobs, effective January 1, 2015. The effective dates of the agreements were changed from July 1 to January 1, and the agreements were extended for an additional year so that the term of the agreements remains three years. The amended and restated agreements are filed as exhibits to this Current Report on Form 8-K.

The agreements were amended to provide for: (i)  any payments or benefits payable as a result of an Event of Termination (as defined) to be contingent on execution and non-revocation of a release; (ii) a one-year non-solicitation requirement upon any termination of employment under the agreements, other than certain terminations following a change in control, and in the case of Mr. Klein, a two-year non-solicitation requirement if he is receiving a severance payment under the employment agreement, other than following a change in control; and (iii) a one-year non-compete requirement (two years in case of Mr. Klein) if the executive receives a severance payment under the agreement (other than a severance payment following a change in control).  Mr. Klein’s agreement was also amended to provide for reimbursement of annual dues associated with membership in a golf club of Mr. Klein’s choice, subject to approval of the Chief Executive Officer.

Approval of Management Cash Incentive Plan

On January 28, 2015, the Board of Directors of the Company approved the Company’s 2015 Management Cash Incentive Plan. The 2015 Management Cash Incentive Plan is attached to this 8-K as Exhibit 10.4.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Exhibit
10.1	Employment Agreement with Steven M. Klein dated January 1, 2015
10.2	Employment Agreement with Kenneth J. Doherty dated January 1, 2015
10.3	Employment Agreement with William R. Jacobs dated January 1, 2015
10.4	2015 Management Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHFIELD BANCORP, INC.
DATE: February 2, 2015	By:	/s/ William R. Jacobs
William R. Jacobs
Chief Financial Officer
(Principal Financial and Accounting Officer)